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                                                                     EXHIBIT 5.1


                         [PALMER & DODGE LLP LETTERHEAD]



                                 August 17, 2001

TriPath Imaging, Inc.
780 Plantation Drive
Burlington, NC  27215

         We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by TriPath Imaging, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof. The Registration Statement relates to 400,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), proposed to be hold by the selling stockholder named in the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

         We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to render this opinion.

         Based upon the foregoing, we are of the opinion that Shares have been duly authorized and are validly issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus filed as part thereof.

                                          Very truly yours,

                                          /s/ PALMER & DODGE LLP

                                          PALMER & DODGE LLP